EXHIBIT 10.2
DRAFT

[Date]

TO:

FROM:

RE:        Restricted Stock Unit Award

Atwood Oceanics, Inc. (the “Company”) hereby awards to you, effective as of __________, 201__ (the “Date of Grant”), _______ restricted stock units (the “Restricted Stock Units”) evidencing the right to receive an equivalent number of shares of Common Stock, $1.00 par value, subject to adjustment as provided in Section 11 of the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (the “Plan”).
Except as otherwise provided in Sections 2 or 3 of the Terms and Conditions of Restricted Stock Unit Award, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock Units will vest on the third anniversary of the Date of Grant; provided you remain continuously employed by the Company, its subsidiary or an affiliate throughout the three‑year period following the Date of Grant.
The award of Restricted Stock Units is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Notice”).

[Name of signing officer]

Appendix A
ATWOOD OCEANICS, INC.
2013 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD
The restricted stock units (the “Restricted Stock Units”) awarded to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Atwood Oceanics, Inc. (the “Company”) are subject to the 2013 Long‑Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1.
Vesting/Forfeiture. Except as otherwise accelerated pursuant to Sections 2 or 3 below, the Restricted Stock Units shall vest on the third anniversary of the Date of Grant (the “Restriction Period”). If your employment with the Company, its subsidiary or an affiliate (collectively, the “Company Group”) terminates for any reason other than by reason of your Retirement or death, the unvested portion of the Restricted Stock Units shall be automatically forfeited on the date of your termination of employment.

2.	Termination of Employment; Disability.
(a)    Death or Disability. If your employment with the Company Group is terminated by reason of your death during the Restriction Period or if you become Disabled during the Restriction Period, the Restricted Stock Units will automatically become fully vested and the Restriction Period shall terminate on the date of your death or on the date of your Disability, as applicable. For purposes of this award of Restricted Stock Units, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
(b)    Retirement. If your employment with the Company Group is terminated by reason of your Retirement, the Restricted Stock Units will vest and the Restriction Period shall terminate as follows:

Retirement Date	Percentage of Restricted Stock Units Accelerated
less than one year after the Date of Grant	0%
greater than one year, but less than two years after the Date of Grant	33 1/3%
greater than two years, but less than three years after the Date of Grant.	66 2/3%

For purposes of this award of Restricted Stock Units, “Retirement” means your voluntary termination of employment with the Company Group on or after the date you attain 65 years of age.

3.
Change of Control. Notwithstanding the provisions of Sections 1 or 2 of these Terms and Conditions, in the event of a Change of Control, the Restricted Stock Units shall automatically vest and the Restriction Period shall terminate.

4.
Settlement and Delivery of Common Stock. Settlement of Restricted Stock Units shall be made no later than 15 days after the termination of the Restriction Period. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.

5.
Dividends. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock unless and until the Restricted Stock Units have been settled by the issuance of Common Stock to you. You shall not be entitled to receive any cash dividends payable during the Restriction Period.

6.	Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock Units during the Restriction Period.

7.
No Right to Continued Employment. The award of Restricted Stock Units shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment, as it relates to the Restriction Period, shall be deemed to continue during any leave of absence that has been authorized by the Company Group.

8.
Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other plan or program of the Company Group.

9.
Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock unless and until the Restricted Stock Units have been settled by the issuance of Common Stock to you. If, from time to time during the Restriction Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the unvested Restricted Stock Units shall be adjusted in accordance with the provisions of Section 11 of the Plan.

10.	Plan Governs. The Restricted Stock Units and the Notice are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Notice. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Notice. In the event of a discrepancy between the Notice and the Plan, the Plan shall govern.

11.
Withholding. Upon settlement of the Restricted Stock Units, the Company Group may be required to withhold federal or local tax with respect to the realization of compensation. At the time of issuance of Common Stock upon the vesting of the Restricted Stock Units, the Company shall withhold from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock necessary to satisfy the withholding obligation, and deliver the remaining shares of Common Stock to you. The distribution of shares of Common Stock described in Section 4 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Section 11. In lieu of withholding shares of Common Stock, the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes.

12.
Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock Units is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, and the provisions of the Notice will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of the Notice, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A. For purposes of Section 409A of the Code, (a) if you are Retirement Eligible, the time of settlement in Section 4 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if you are not Retirement Eligible, the time of settlement in Section 4 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 12, “Retirement Eligible” means that you will be eligible to terminate employment by reason of Retirement prior to the date such Retirement would qualify for short-term deferral treatment under Section 409A of the Code. In addition, notwithstanding the provisions of Section 3 of these Terms and Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled on the third anniversary of the Date of Grant, or, if earlier, in accordance with the provisions of Section 2 of these Terms and Conditions. To the extent required to comply with Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A

(a)(2)(A)(i) of the Code, and you shall not be considered to be “Disabled” or to have a “Disability” unless the circumstances of the Disability meet the requirements of Treas. Reg. §1.409A-3(i)(4). The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Notice.

13.
Governing Law. The Plan and the Notice shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Notice.